Exhibit 14.1

Christopher & Banks
Corporation

Code of Conduct

Do the Right Thing – Every Day

A Message from the Chief Executive Officer

Dear Associates:

Christopher & Banks enjoys a reputation as an organization with a strong ethical culture and we hold ourselves to high standards. Nowhere else is that more true than in our expectations for ethical conduct in every aspect of our business. That reputation is largely based on you, our Associates, and upholding that reputation is the responsibility of each Associate, every single day. This includes implementing and following good business practices and ongoing efforts to maintain and promote a culture based on ethics and integrity.

“Act with Integrity” is one of our eight Ethical Principles - a principle that expects us to do the right thing - every day. It also means that we have to be fair and honest in all our dealings with co-workers, customers, business partners, shareholders, competitors and the communities in which we live and work. Behaving ethically and with integrity is essential to maintaining our reputation as a great place to work, with our Friends as a preferred shopping destination, and with our communities and shareholders as a responsible corporate citizen.

Since our Company's image and reputation are a reflection of what each one of us says or does, we must maintain high standards of ethical business conduct - even when not legally mandated - so that our actions reflect well, both on our Company and on us. We have a shared responsibility to make legal compliance and ethical business practices a part of the culture of our Company so that we always act in a manner that upholds our values, creates trust and maintains our reputation.

To meet this responsibility, we must understand what is expected of us - and what is not. Our Code of Conduct is designed to help you better understand the policies and principles that drive our business and make this a great place to work and ultimately to help you make decisions consistent with those policies and principles.

Because we place such a high priority on our ethical conduct, I ask that each of you read our Code of Conduct, think about how it applies to your role, learn how you can ask for advice or get answers to questions regarding CBK's policies and expectations, and keep the guide on hand for future reference. In addition, if you ever suspect unethical or illegal business practices, it is your personal responsibility to report it using the avenues outlined in the Code.

We recognize, however, that you may have questions and no set of rules or policies can cover every possible situation that may arise. If you are in doubt or unsure about a business matter that has ethical implications, seek appropriate guidance. The “Know What's Expected, Speak Up” section on page 5 of the Code describes the process you should follow when questions arise.

I sincerely appreciate your commitment to upholding our high standards of business conduct.

/s/ LuAnn Via
LuAnn Via
President and Chief Executive Officer

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Christopher & Banks Ethical Principles

Act with Integrity
Always do the right thing - it is what is expected of everyone at Christopher & Banks.

Be Honest and Responsible
Embrace honest, open communications and actions - do what you say and always do more than is expected.

Build Trust and Respect
Create and maintain an atmosphere of mutual trust and respect - only through cooperation and trust do successful, long-term working relationships flourish.

Ensure Customers Come First
Customers define quality - the customer is the most important judge of the quality of our products and service - we know we have succeeded when our customers feel that they have benefited from their relationship with us.

Act in the Company's Best Interests
Be professional - do not place personal interests above those of our customers, the Company, its Associates, shareholders and other stakeholders.

Succeed through Teamwork
Teams work - by building on each other's ideas and skills and working collaboratively, we make better decisions and obtain better results than we can by working alone.

Reward Innovation
Think smart, move fast - exercise initiative, deliver quality results and do not be afraid to take calculated risks.

Promote Diversity
Encourage and promote diversity of thought, culture, gender, ethnicity and lifestyles.

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Do the Right Thing - Every Day

Code Applies to All Associates
This Code of Conduct (“Code”) applies to all Associates of Christopher & Banks Corporation and its subsidiaries (“CBK” or the “Company”). The term “Associate” as used in this Code includes all CBK employees, officers and members of the Board of Directors, unless indicated elsewhere in this Code.

Ethical Companies are Built by Ethical People
CBK's reputation and business success depends on each Associate always acting consistent with the law, our policies and our values. We work hard to build trust and create an environment that invites candor and engagement. In turn, you - and every other Associate - have a personal responsibility to comply with this Code and the law, and to act ethically.

Let the Ethical Principles be Your Guide
The successful application of the Code of Conduct depends on each Associate accepting the responsibility to act honestly and ethically. Misrepresenting facts or unethical behavior must not be tolerated by any Associate, no matter where or how it occurs. It is not possible to draft standards of conduct that cover every possible situation an Associate may confront. Therefore, use the CBK Ethical Principles as your guide and, if you have questions, ask.

Other Policies Also Apply
The Company has adopted various policies and procedures that deal in greater detail with some of the issues discussed in the Code. Associates are also expected to be familiar and to comply with all applicable Company policies and procedures whether or not they are expressly referenced in this Code. It is important to recognize that these other policies may be modified or updated from time-to-time even if the Code is not.

We Lead by Example
If you ever find yourself faced with an ethical dilemma at CBK, you should:

•	act in an honest and candid manner,

•	ensure that those you supervise understand and act according to CBK's Ethical Principles,

•	remember there are various resources available to you for help with issues or questions, and

•	support employees who in good faith ask questions or raise concerns.

Remember, perception matters and the answers are not always clear.

Know What's Expected, Speak Up
Each of us is responsible for knowing what CBK expects. By becoming familiar with this Code and the policies it highlights, you will be better equipped to recognize and respond to ethical dilemmas.

Remember, whenever in doubt - ask first. Talk to your manager or Human Resources when:

•	you need advice;

•	you don't know the proper course of action;

•	you believe someone has violated the law or our policies;

•	you believe someone has acted unethically; or

•	you may have been involved in misconduct.

You may also turn to a member of the executive team or the Chief Compliance Officer of the Company for assistance. The Chief Compliance Officer is Luke Komarek, the Senior Vice President and General Counsel of the Company, and he can be reached at CCO@christopherandbanks.com or at 763-551-2807. The Ethics & Integrity link (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16) on the

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Intranet also contains a variety of resources, including this Code, Frequently Asked Questions and links to other policies.

Although we strongly encourage you to resolve concerns directly with the resources listed above, if you are uncomfortable with these options or if the issue is not addressed, you may also call the Hotline, referenced below.

The Hotline
A confidential Code of Conduct Hotline (the “Hotline”) has been established for Associates to report questionable or unethical activities. The Hotline is operated by an independent company for the purpose of providing another avenue by which Associates may report policy violations or other inappropriate behavior. The toll free number is 1-888-256-4933. Calls may be made 24 hours a day, 7 days a week. Associates can also make reports electronically by going to www.ethicspoint.com and clicking on “File a Report”.

Using the Hotline
If you use the Hotline to make a report or ask a question - whether by phone or online - you may remain anonymous if you wish. If you choose to remain anonymous, you will be instructed on how to check on the status of your report if you contact the Hotline to follow-up.

What Happens Next?
If you make a report, it will be investigated. You may be asked to provide more information if you provide your name. If you make your report anonymously, any follow-up questions will be posted through the Hotline for you to review and respond. You may or may not receive information on the results of the investigation but you are likely to receive confirmation that the issue has been investigated.

Q.I'm concerned about reporting a suspected violation of the Code. What if I am wrong? Will I get in trouble?

A.We will not permit retaliation against Associates for making a report in good faith, even if it turns out to be unfounded or inaccurate. Investigations will be conducted in an objective, fair and discrete manner. Where appropriate we encourage you to talk to your manager first to help decide the best course of action.

Our Pledge of Non-Retaliation
Even companies with high ethical standards occasionally have issues. When we do, we want them reported so they may be addressed. It takes a great deal of courage to report an activity or decision that is, or has the appearance of being, contrary to our values. In these situations, we will listen to your concerns.

The Company prohibits retaliation against you for making a good faith report about a questionable business practice or behavior. However, Associates who knowingly make false accusations or provide false information in making a report are subject to discipline.

Am I Making the Right Decision?
If you are trying to decide whether a particular course of action is the correct one to take, your decision is right if you can answer “yes” to all three of these questions.

•	Is the activity legal and consistent with Company policy?

•	Am I acting in the best interests of the Company and its stakeholders?

•	Would I be proud to tell someone I respect about the decision or choice I made?

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Consequences of Violations of Our Code
All violations of our Code - no matter how trivial they may seem at the time - may be harmful to the interests of the Company and will be treated accordingly. Associates who violate the Code are subject to disciplinary action up to and including termination of employment.

Waivers
The Company will waive application of the policies in this Code only where circumstances warrant. Waivers of the Code for executive officers and Directors may be made only by the Board of Directors as a whole or the Board's Governance and Nominating Committee and will be disclosed as required by law.

This Code and the policies discussed in it are not an employment contract. No contractual rights are created by issuing the Code or the policies it describes or references.

Acknowledgement of Training on the Code
Following training on the Code, Associates may be expected to confirm their individual commitment to act responsibly on behalf of the Company by acknowledging in writing that he or she has received the Code and will adhere to its standards. On a periodic basis, Associates in management and certain other positions will be asked to reaffirm their commitment to and their compliance with the Code.

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Treat Associates and Customers with Respect

Associates are our most valuable asset.
We aspire to be an employer of choice. Our business success comes when employees feel empowered to take initiative, voice their opinions and build on their experiences within the Company and in the community and we strive to create an atmosphere of mutual trust and respect.

Maintaining a Respectful Workplace

Policy Overview
We value our Associates contributions and are highly committed to providing an environment that supports their varying needs. We value the many ways people differ. Every day we see the power of different viewpoints at work. Associates who act consistently with our commitment of a culture of inclusion make others feel welcome, appreciated and respected.

Wherever we do business, we comply with wage and hour standards, laws prohibiting discrimination and harassment, safety guidelines and requirements of equal employment opportunity. Should you have a concern about discrimination, harassment or other unlawful conduct, talk to your manager or to Human Resources. We will investigate promptly and respond as appropriate.

We specifically prohibit discrimination on the basis of:

• age	• marital or family status	• religion
• color	• military status	• gender
• disability	• national origin	• sexual orientation
• ethnicity	• race

or any other characteristic protected by law.

Q. When should I report a concern about harassment or discrimination?

A. The situation should be reported immediately to your manager and/or Human Resources representative. If you are uncomfortable discussing your concern with your manager or Human Resources representative, you should contact the Company's General Counsel or another member of the Leadership Team. In addition, you can call the Ethics Hotline at 1-888-256-4933. Every effort will be made to deal with concerns discreetly and respectfully. In order to conduct an investigation, the Company will need to disclose certain information and is likely to interview potential witnesses. All Associates, whether they report or are witnesses to the alleged harassment or discrimination, are required to participate in an investigation and must keep the investigation confidential.

Do's

•	Managers should strive to be consistent in their supervision of and dealings with all Associates.

•	Recognizing our individual differences can help improve our ability to address issues and solve problems.

•	Treat Associates, customers, suppliers and visitors with respect, courtesy and dignity. Treat them as you expect to be treated.

•	Report incidents of harassment or discrimination to the proper management representatives.

•	Take meals and rest breaks consistent with applicable state law and Company policy.

•	Record hours properly.

•	Only adjust time records to ensure they are accurate, consistent with Company policy and not to meet payroll, budget or to avoid the payment of overtime.

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•	Promptly report all accidents, injuries, unsafe conditions or potential hazards.

•	Report threats of intimidation or other unsafe behavior.

Don'ts

•	Avoid making vulgar, obscene, unwelcome, insulting or similar offensive remarks.

•	Do not allow non-exempt Associates to work “off the clock”.

•	Do not permit retaliation against an Associate who has complained about discrimination or harassment.

Q. I understand the Company supports diversity. Does this mean I need to hire someone of a particular color or race if my current department or store is not representative of that color or race?

A. No. While we want a diverse workforce when viewed from a variety of perspectives, you should hire the most qualified person. We do not hire persons of a particular color or race, whether Caucasian, African American or Asian, merely to have a representative from that group in the workforce.

Q. Andrea is an assistant manager who typically works noon to 8:00 p.m. and is responsible for closing the store. One week she worked 42 hours but is surprised when her check shows she only got 1.5 hours of overtime. When she raises this with Michelle, the store manager, she tells Andrea that she “took too long” in closing the store on a couple of occasions, so she reduced her overtime by a half an hour. Andrea decides not to “make a big deal” out of it as it is “only a half an hour”. Was Michelle right doing this?

A. Absolutely not. Michelle's actions violated Company policy. Christopher & Banks has a strict policy on always paying its employees for all hours worked, no exceptions. Since Michelle is violating Company policy, Andrea should immediately report the matter.

Rules on Alcohol and Drugs in the Workplace

Policy Overview
CBK is committed to providing a work environment free of substance abuse. Our substance-abuse workplace policy prohibits:

•	The possession of illegal drugs in the workplace. The presence of illegal drugs will not be tolerated under any circumstances.

•	Using or being under the influence of alcohol, illegal drugs or any other controlled substance during the workday.

Do's

•	Seek professional help if you have a problem with substance abuse before it adversely affects you professionally or personally.

•	Remember that, even in a business social setting where alcohol is served, you are a representative of the Company and are expected to act appropriately.

Q. What if I take cold medicine to make me more alert during the workday?

A. Associates taking over-the-counter or prescription drugs must be aware of any potential effect such drugs may have on their ability to work safely and are expected to communicate any possible issues to their manager.

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Note: Possession or use of prescription medication for medical treatment is permitted so long as its use in the workplace does not pose a health or safety risk to you or others. The responsible consumption of alcohol at business dinners or after-work business functions is permitted. Consistent with our policy, excessive drinking at these events is prohibited.

Maintaining Employee Privacy

Policy Overview
Privacy protection is important. We manage your personal information consistent with the guiding principles below.

Do's

•	Keep employee records accurate and up-to-date.

•	Permit access and use only for legitimate business purposes, e.g., payroll and benefits administration.

•	Do not permit disclosure of personal records in Company files to third parties except under circumstances permitted by our policies.

•	Follow established retention and destruction policies and procedures.

•	Promptly respond to any questions or concerns raised by employees about their records.

Q. I received a call from an individual outside the Company asking for my Associates' start dates, titles and base salaries She told me that she is working with Human Resources on a benchmarking project and that it was urgent. I'm not sure what to do.

A. Information about our Associates contained in the Company's personnel records is confidential and should only be given to those who are authorized to have this information. Never provide this type of information unless you are certain that it is appropriate to do so. In this situation, contact the Vice President of Human Resources to ensure that this is a legitimate request.

Respect Our Customers

Policy Overview
All of our customers are entitled to the highest level of customer service and to be treated with dignity and respect without regard to their age, race, color, sex, religion and other individual characteristics.

Do's

•	Provide the same level of professional service to all customers.

Ensuring Customer Privacy

Policy Overview
Maintaining customer trust requires that we use their information appropriately. We are committed to protecting customers' privacy and following applicable and evolving laws in this area. We gather information from customers to deliver better products and services, and to learn about their preferences. Access to customer information is restricted to those employees designated as having a need to know for business or legal reasons.

You must not access customer information or use customer information except for appropriate business purposes and must protect the confidentiality and security of customer information, such as purchase history, loyalty reward number or credit card numbers. You should be familiar with and handle customer information in accordance with the Company's privacy policies, which detail our commitment to privacy

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and information protection, and internal privacy and information security policies and standards. No associate may disclose a customer's personal identifiable information, purchase history or credit information to non-affiliated companies or third parties unless authorized to do so by an officer of the Company.

For more information about our privacy policies, please refer to http://www.christopherandbanks.com/helpdesk/index.jsp?display=safety&subdisplay=privacy or http://www.cjbanks.com/helpdesk/index.jsp?display=safety&subdisplay=privacy.

If you believe such information has been compromised, please contact your Manager or the Company's Chief Privacy Officer (cpo@christopherandbanks.com or call 763-551-5101).

Q. I've noticed that several Associates that work with sensitive customer and other confidential information do not log off their computer, even when they leave their work area for meetings or at the end of the day. Is this appropriate?

A. No. To protect customer information and other confidential information, you should always log off of your computer if your work area will be unattended for a period of time.

Do's

•	Respect customer privacy and follow Company guidelines on protecting such information.

•	Use customer records only for proper business purposes.

•	Become familiar with and follow the Computer Use Policy which contains additional information on the proper handling of sensitive or proprietary information.

Q. How much customer information can I share with others at Christopher & Banks?

A. Only share information that is critical to the task. For example, if you need to send an email containing customer information to another employee, only include the information necessary to complete the request. Send information only to the necessary persons and mark it as “confidential”.

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Respect the Law and the Worldwide Community

Compliance with the Law

Policy Overview
As a Company, we strive to be a responsible corporate citizen. All Associates must obey all applicable local, state and federal laws and regulations here and in any country in which we transact business. Also, do not allow others to take actions on our behalf that would be in violation of the law or this Code.

Handling Money Effectively

Policy Overview
Money laundering occurs when individuals or companies try to conceal illicit funds or make the source of their funds look legitimate. It is often associated with the illegal narcotics and arms trades. Take these precautions to avoid involving the Company in money laundering situations:

•	Know your vendors well. Assess the vendor's integrity, be familiar with its business practices and perform reference or background checks.

•	Be clear with the vendor on what is acceptable and what will not be permitted. Make sure to follow our vendor compliance approval and set-up process.

•	Monitor payments and invoices used in transactions. Watch for questionable transactions or sudden changes in practices. Cash transactions in excess of $10,000 are required by law to be reported.

Money laundering concerns about any vendor should be reported to the Finance or Legal Department.

Q. A customer came in and purchased tons of clothes and said she was going to give the clothes away to a charity. She paid for it all in cash and the total price was just over $10,000. What should I do?

A. You should immediately tell your store manager. We may have an obligation to report such a large transaction involving cash to the government.

Q. A vendor has requested that we pay the vendor's invoice to a third party in a different country. The different country has a reputation for questionable business practices. Should I change the invoicing and make these payments?

A. No. This activity looks suspicious, and money laundering may be involved. The Finance and Legal Department should be promptly notified of this request. In general, payments should not be made to a party who did not perform the work to which the payment relates. You should know your vendor, its reputation and business practices. You should not do business with this vendor in this manner and should await further direction from the Finance and Legal Department.

Environmental Laws

Policy Overview
The Company is committed to complying with all federal, state and local environmental protection laws. In addition, the Company encourages all Associates to conserve energy and other resources, to reduce the amount of waste the Company produces and to participate actively in any recycling efforts.

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Do's

•	Promote environmentally conscious behavior by complying with all environmental laws, reducing waste and participating in the Company's recycling efforts.

Competition and Fair Dealing

Policy Overview
The retail apparel business is highly competitive. Associates must deal fairly with the Company's customers, vendors, competitors and other Associates. Associates should not make false or disparaging statements about our competitors or their products. No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

Do's

•	Conduct day-to-day business activities consistent with the Ethical Principles.

•	Refer all questions or inquiries from outside attorneys or regulators to the General Counsel.

Don'ts

•	Do not enter into business arrangements with our competitors without seeking legal advice.

•
Do not have any contact, whether direct or through others, including trade associations, with any competitor about the pricing of our products, the timing or content of our sales events, or any other aspect of the Company's channels of distribution.

International Trade Issues

Policy Overview
Associates operating in the international community must be aware of and comply with laws and regulations governing the conduct of international trade.

Imports and Domestic Products
All products bought by the Company must comply with all applicable laws, regulations, standards and orders of the U.S. (e.g., U.S. Customs Service, labeling regulations, product testing requirements). In addition, all labeling and all customs entry and commercial documents required for entry into the U.S. must be true and accurate. This policy also applies to any vendors working with or for us.

Trade Controls
The U.S. and a number of international authorities periodically impose restrictions on trade dealings with certain entities and individuals based on their involvement or sponsorship of terrorism, arms proliferation or drug trafficking. Generally, these restrictions prohibit us from conducting any transactions with these countries or any of the designated entities and individuals. Other restrictions limit the export by U.S. companies of products, technology and know-how to foreign countries or foreign nationals. Associates who conduct business internationally are expected to understand these restrictions and work with the Logistics and Legal Departments to ensure all Company business transactions are consistent with the law.

U.S. Anti-Boycott Act
Occasionally, as a condition of doing business, a foreign business entity from one country may request that a U.S.-company such as CBK refrain from doing business with - or boycott - businesses from another country. In addition to direct requests, such conditions may also be found in letters of credit, shipping instructions, certificates of origin and other contract related documents. Such boycotts are strictly prohibited under U.S. law and even a request to participate in such a boycott must be promptly reported to the U.S. Government. As a result, any Associate receiving such a request should immediately report it to the Legal Department.

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Do's

•	Know who your supplier is and any legal restrictions relating to them.

•	Examine purchase orders, contracts, letters of credits and other types of requests for information from third parties to ensure they do not contain any boycott-related requests.

•	Follow all applicable trade and export control laws of the U.S. and the countries in which we do business.

•	Follow all applicable U.S. and local country customs and import laws, particularly those relating to documentation, country of origin markings and classification of goods, among others.

Don'ts

•	Do not do anything that facilitates doing business with a prohibited country or person, including through third parties.

•
Never cooperate with any restrictive trade practice or boycott that is prohibited by U.S. or applicable laws and promptly report any such requests. Note: An illegal boycott request under U.S. laws is any request from a third party to take part in actions against countries friendly to the U.S. including, but not limited to, Israel.

•	Do not provide an inaccurate, incomplete or unsubstantiated invoice or import documentation, including those related to product description, classification, valuation, country of origin or quantity.

Q. A foreign business partner has offered to document a merchandise transaction at a lower price per unit than we are actually paying. This will save a substantial amount of import duties and help the Company. Is this permissible?

A. Absolutely not. Any false documentation of any Company business or transactions is prohibited. Using such false documentation to evade our properly payable import duty by concealing the true value of the goods or their country of origin is improper.

Ethical Sourcing

Policy Overview
The Company is committed to doing business with vendors who share the Company's commitment to act with integrity, especially regarding fair labor laws and other social compliance issues.

Our vendors are all asked to commit to meeting our Vendor Code of Conduct, which includes provisions regarding the prohibition on the use of child labor or prison labor, payment of fair wages and overtime, and satisfying other working and living conditions. Our Vendor Compliance Program also includes factory compliance inspections.

Associates must work to ensure that vendors are complying with these expectations. If you become aware of any vendors who are not in compliance, you must immediately notify the Sourcing or Legal Department.

If you have questions or need clarification on this subject, contact the Director-Production and Sourcing.

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Q. Local law in several Asian countries where we source some of our products allows companies to employ prison inmates to perform work at minimal cost. Why can't we hire these types of workers?

A. Doing so would violate Company policy banning forced labor by the companies that manufacture our products.

Q. I think one of our vendors employs under age children, in violation of the local labor laws in the country in which the vendor's factory is located. What should I do?

A. You should immediately inform a member of the Sourcing Department. Christopher & Banks' requirement is that all vendors and suppliers comply with all applicable labor laws and our Vendor Compliance Policy prohibits child labor.

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Preventing Bribery and Corruption

Policy Overview
CBK strives to do business through proper means and actions. Therefore, we must avoid any behavior that could be perceived as a form of bribery or corruption. Bribery arises when one party, directly or indirectly, offers something of value to another party in order to improperly gain business or obtain favorable treatment.

Dealings with Vendors and Suppliers

Giving, offering, authorizing or taking bribes from current or potential vendors, suppliers and other business partners is strictly prohibited. Bribes include money, favors, gifts or entertainment provided to obtain or retain business. We expect agents and suppliers to maintain these same standards when acting on our behalf.

Dealings with Government Employees

As a global enterprise, we abide by each country's anti-bribery and anti-corruption laws. In addition, the Company and its Associates must comply with the Foreign Corrupt Practices Act (“FCPA”) in all countries where we do business. In general, the FCPA prohibits corrupt payments or bribes made directly or indirectly to all non-U.S. government officials, political parties or political candidates (collectively “non-U.S. government officials”) for the purpose of obtaining or keeping business or improperly influencing government action. The “obtain or retain” business language has been interpreted broadly and may include, by way of example, payments to government officials to induce them to understate customs duties or to improperly expedite the importation of goods.

The FCPA defines non-U.S. government officials broadly to include any officer or employee of a non-U.S. government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

The FCPA applies to individuals as well as corporations and requires companies to keep and maintain books and records that accurately reflect the transactions of the corporation. In a situation in which the local laws and the FCPA conflict, we will abide by the most conservative standard.

Do's

•	Do instruct third parties acting on CBK's behalf that such activities are prohibited.

•	Do make sure that all transactions are recorded accurately and correctly reflect the nature of the transaction.

•	Any requests for a bribe or anything of value by a non-U.S. government official should be immediately reported to the General Counsel.

•	If in doubt, seek advice before proceeding.

Don'ts

•	Do not give or accept something of value in order to improperly gain business or obtain favorable treatment.

•
Do not make or offer anything of value directly or indirectly through a vendor or agent to non-U.S. government officials or their relatives that could be interpreted as being to obtain or retain business without first consulting with and obtaining the approval in advance by the Legal Department and your manager.

•	Do not assume that a payment that may be accepted practice in the host country is permitted under the FCPA.

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Q. Some of our vendors are required to have an approved license to ship our products. This process can take 3 months but the vendor suggests he can expedite the process if we are willing to pay the approving agent an extra amount. It looks large. May I pay the extra cost?

A. This is a payment to a government official and needs to be approved in advance by the Legal Department and your manager. It does not matter that the payment may be made by our vendor. It is still attributable to our business. Since the extra amount suggested is large, it does not fall under the narrow exception under the FCPA that allows small payments to expedite routine transactions and therefore, the payment is prohibited under the Code.

Q. Are payments to facilitate a routine government action permitted under the FCPA?

A. In some cases, yes. According to a recent pronouncement by the SEC: “The FCPA's bribery prohibition contains a narrow exception for 'facilitating or expediting payments' made in furtherance of routine government action. The facilitating payments exception applies only when a payment is made to further 'routine government action' that involves non-discretionary acts'.” An example of 'routine government action' includes processing visas. If you have any doubts, seek advice first.

Audits, Investigations and Legal Proceedings

Policy Overview
Each Associate is expected to cooperate fully with any audit, inquiry or investigation undertaken at the Company's direction by its attorneys, investigators, internal auditors or independent public accountants. In addition, the General Counsel must be immediately notified of any investigation or other legal proceedings in which the Company becomes or is likely to become involved. This policy also covers situations where an Associate becomes involved as a witness if the matter relates to the Associate's duties for the Company. While it is Company policy to cooperate with all government investigations, it is also important that the Company protect its legitimate business interests while an investigation is ongoing. Consequently, Associates may not disclose any information, whether oral or written, or records or files of any nature, to any third party on the Company's behalf, except upon the prior approval of the General Counsel or an outside attorney hired by the Company. Regardless of whether an Associate is acting on the Company's behalf, no confidential Company information or trade secrets may be disclosed to any third party in connection with a government investigation without the prior approval of the General Counsel or the Company's outside counsel.

Records relevant to litigation, audits or investigations may need to be kept beyond the standard requirements. Know and follow the Company's or your Department's policies and practices with respect to document retention. Also be aware there may be situations where there is a legal hold placed on our normal document destruction practices, to ensure you do not destroy or misplace important information that may be relevant to specific litigation that the Company is involved in at the time.

Do's

•	Immediately notify the General Counsel if you are contacted by a government agency.

•	Maintain as confidential any matter in which you are contacted by the Company's General Counsel or outside counsel relating to an investigation, audit or lawsuit.

Don'ts

•	Do not destroy or alter any documents in anticipation of a request for those documents from any government agency or a court.

•	Do not lie or make any misleading statements to any government investigator.

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•
Do not attempt to cause any other Associate, or any other person, to either (i) fail to provide information to any government investigator or (ii) to provide any false or misleading information to a government investigator.

•	Do not in any way mislead an auditor or investigator by providing or causing others to provide false, incomplete or non-responsive information.

Q. What happens if I receive a subpoena to produce Company documents or give testimony involving the Company?

A.Do not attempt to respond to the issuer of the subpoena directly. Seek legal assistance; a subpoena usually requires a quick response, so forward it immediately to the Legal Department.

Q. What should I do if a law enforcement official contacts me and requests company documents from Christopher & Banks?

A. You should promptly notify the Legal Department of the request before providing any information. Explain to the official that Christopher & Banks' policy requires notification of the Legal Department before any information is provided. The Legal Department will evaluate the request, including whether a subpoena will be required for disclosure of the requested information.

Q. What should I do if a law enforcement official asks to speak with me as a non-party witness about an investigation involving the Company?

A. It is Christopher & Banks policy to cooperate with government investigations and give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards that the law has established for the benefit of persons under investigation. Generally, if a government investigator or agency contacts you seeking information or access to the Company's records or facilities, politely inform the investigator or agency that the Company's policy is generally one of cooperation, but that you must obtain clearance from the Legal Department before furnishing such information or access, unless management has established written policies relating to the agency and type of inspection that is being requested. Exceptions may exist for certain groups of Associates who may allow government inspectors to review routine records (e.g., receiving and shipping documents, sales tax records) without obtaining permission from the Legal Department. Check with your manager to determine if there are specific requirements applicable to your area.

If you do submit to an interview with the government official or law enforcement officer, you are under no circumstances authorized to disclose Company privileged communications or Company attorney work product without the express consent of the Legal Department.

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Treat all Investors Fairly - Our Public Disclosures Should be Authorized and Accurate

Maintain and Protect Confidential Information

Policy Overview
Handle information with care. If you need to send confidential information outside the Company, make certain there is a confidentiality agreement or fiduciary relationship in place with the person or company receiving the information. Be cautious and thoughtful when sharing confidential information in writing - including emails - and during private conversations. Consider your surroundings when talking on a cell phone or in a public place.

If you can answer “yes” to all of the questions below, the information is confidential and should be protected:

•	Is this information (a) unknown to people outside the Company, and (b) did you obtain the information through access to the Company's records or files in the course of performing your job duties?

•	Would the Company be disadvantaged or harmed if others knew this information before the Company determined to disclose it?

•	Would your project be disadvantaged or jeopardized if the information were not held in confidence or was prematurely disclosed?

Some examples of confidential information include same-store sales; results of significant promotions or sales; the sales performance of current product, product offerings or categories; non-public financial information; and legal advice received from the Legal Department.

(See also the discussion on pages 20 and 21 relating to trading in CBK stock.)

Do's

•	Use confidential information only for Company business and not for personal gain.

•	Treat confidential information with care.

Q. I overheard two members of management talking in the hallway about how our sales trends and anticipated earnings are much higher than expected this quarter. Can I tell the person who sits next to me?

A. The requirement to protect Christopher & Banks' confidential information extends to other Associates as well, unless the other Associate has a business need to know that information. These two individuals should not be discussing sensitive or confidential Company information in the hallway.

Keep Accurate Records

Policy Overview
Associates are required to maintain the highest level of financial integrity. To do this, we must:

•	Appropriately manage and safeguard Company assets.

•	Fully and fairly disclose material financial information, which means information an investor would consider important in making an investment decision.

•	Maintain complete and accurate financial records.

•	Assure the integrity of all Company books, records and accounting practices.

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Do's

•	Follow Company policies and relevant accounting standards relating to the reporting or proper recording of all transactions.

•	Properly enter all point of sale transactions.

•	Report issues or concerns regarding financial reporting to an appropriate member of management, the Chief Financial Officer or the General Counsel.

•
Always tell a supervisor or manager if you are uncertain about the accuracy of any entry or financial process or if you believe you are being asked to create a false or misleading entry, data or report.

•	Always cooperate with internal and outside auditors.

Don'ts

•	Never encourage or coerce others to violate this Code or otherwise compromise the integrity of the Company's financial records.

•	Never make a false or misleading entry in any report, record or expense claim, whether financial or non-financial.

•	Never make a payment or dispose of assets for any purpose other than the purpose recorded on the Company's books and records.

Q. I frequently request temporary employee services for our department. I usually do not receive the bill until a month after the services have been provided. Is it appropriate to wait until I receive the bill to record the expense?

A. No. The expense should be recorded and reflected during the period that services were provided. Work with the Finance Department to ensure the proper accrual of these expenses.

Restrictions on Trading in CBK Stock

Policy Overview
We have a responsibility to our stockholders to make sure that no investor has an advantage by receiving “material, non-public” information before it is publicly disclosed. Selective disclosure is unfair and exposes the Company and you to serious legal and financial consequences. “Fair disclosure” ensures that investors and the public have access to the same information about the Company at the same time.

“Material, non-public information” is information which an investor would consider important in making a decision to buy or sell securities, stock or other financial instruments such as bonds, mutual funds, options and similar market instruments. Some Associates may have access to material, non-public information concerning the Company or another company with whom we do business. Associates who are in possession of this type of information are called “insiders”.

Possessing material, non-public information about a public company while buying or selling the stock of that company is a violation of law and Company policies. In insider trading cases, simply knowing non-public information is enough to create a problem for you or the Company. Insider trading is unethical and illegal.

Associates may not trade CBK stock or the securities of other companies if they possess material, non-public information that has not been disclosed to the public at least 24 hours prior to trading. As always, if local law or policy is more conservative, the more conservative law or policy prevails.

In addition, Associates should never discuss material, non-public information with anyone else, including, for example, family and household members, friends, co-workers and business associates. Nor should Associates post comments or disclose any information containing any Company confidential information

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on a public blog, website or any other public forum. Associates should not recommend a trade in the securities of CBK or express an opinion based on material, non-public information about trading in securities of CBK or other public companies.

Certain employees, members of the Company's board of directors and certain types of stock transactions have additional restrictions before a stock transaction is permitted. Associates may contact the Legal Department for answers to general questions or consult the Company's Insider Trading Policy (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=8).

Q. How do I know whether I am aware of “material” non-public information about the Company?

A. Information is likely to be material if it is important to an investor making a decision about buying or selling the Company's stock. This information includes revenues, earnings, same-store sales comps, senior management changes, government investigations and major litigation. If you are unsure whether you have material information, refrain from trading and consult the General Counsel or Chief Financial Officer.

Note: The answers to these questions can keep you, your family and the Company protected from an insider trading violation:

- Do you have “hot” news about the Company or other public companies (good or bad) that could affect the stock price once the information is announced? If yes, don't share it or trade.
- Has someone given you a “hot tip” you have reason to believe is insider information? If yes, don't share it or trade.
- Do you have advance information regarding our quarterly earnings or other significant announcements? If yes, don't trade until one (1) full business day after our official public announcement of this information.
- Are you unsure whether important Company news is inside information? If yes, don't share it or trade.

Do's and Don'ts

•
Disclosures of confidential information to potential or current business partners should only be done after a non-disclosure agreement with such party has been entered into. (The Legal Department can assist you in preparing such agreements.)

•	Do not discuss or disclose sensitive information about CBK, confidential or otherwise, in public places such as airports, hallways, restaurants, schools, shopping malls, etc.

•	Do not disclose material, non-public information to family members or to others who might then be tempted to trade on the information.

•	Do not speak with members of the press unless authorized. Press releases must be reviewed by senior management before they are issued.

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Q. Yesterday, my Manager mentioned that the Company is planning to issue an announcement about adjusting its earnings outlook upward for the third and fourth quarters. I mentioned this story to my friend and we agreed now would be a good time to buy our CBK stock. Wow, isn't this great? I really helped a friend make some money and I benefited too.

A. You have violated the law and Company policy by “tipping” your friend concerning material, non-public information and by your trading on material, non-public information. The following may occur because of your actions:
- You may be subject to serious civil and/or criminal fines and penalties for “tipping” and for trading on material, non-public information. Civil penalties include fines up to three times the gains or losses avoided and can be imposed upon the trader and the tipper. Criminal penalties can include large fines and prison.
- You will be subject to discipline, up to and including termination of your employment.
- Your friend may be subject to legal penalties for trading on material, non-public information.
- Your Manager may be disciplined for “tipping” if you did not need to know the material, non-public information to perform your job duties.

Communications with Investors, Securities Analysts and the Press

Policy Overview
It is critical that all of our investors have access to the same material information about the Company at the same time. No one investor should be given an advantage by receiving material information that is not yet widely disseminated to the general public. Selective disclosure is unfair to the majority of our stockholders and exposes the Company to serious legal consequences. Associates are not authorized to speak with the media or securities analysts or investors about the Company's financial performance without clearance from senior management. Even in those circumstances, no material, non-public or other confidential information about the Company's financial performance should be disclosed. Requests for interviews or comments by the media, securities analysts, investors or other third parties must be referred to the Chief Financial Officer or Chief Executive Officer.

Q. A reporter from a local paper called to ask about key strategies our Company is working on for the next fiscal year. How should I respond?

A. Unless authorized by a senior executive, CBK Associates are prohibited by Company policy from talking with the media about Company business. Ask the reporter to contact the Company's Chief Financial Officer or Chief Executive Officer.

Internet Discussion Forums/Social Media

Policy Overview
Participating in Internet discussion forums may, intentionally or inadvertently, lead to the disclosure of confidential business information regarding the Company that may damage its reputation, affect its stock price or interfere with its ability to compete effectively. If material confidential information is disclosed on an Internet forum that has not previously been disclosed to the public, such disclosure may subject the Associate or the Company to claims by investors for incomplete or misleading disclosure, or result in violations of the federal securities laws or Securities Exchange Commission regulations. This applies to both “positive” and “negative” news about the Company.

If you choose to participate in an Internet discussion forum, be familiar with the Company's Social Media Policy (http://cbknet.christopherandbanks.com/Search.aspx?Terms=social%20media%20policy).

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Don'ts

•	Do not knowingly make false statements in any posts.

•	Do not misrepresent yourself.

•	Do not pretend or assume to be a Company spokesperson.

•	Do not disclose, distribute or otherwise communicate confidential business information.

•
Do not use the Company's logo, trademarks or proprietary graphics (collectively, intellectual property or “IP”) for any commercial purpose, such as selling or advertising any product or service, without the Company's prior written consent. You should not use the Company's IP in any posting unrelated to the terms or conditions of your employment that disparages the Company's brand, products or services. You should not use the Company's IP in a way which suggests that you are representing the Company or while engaging in conduct that violates Company policy.

•	Do not make comments on behalf of the Company without senior management approval.

Q. At home I blog periodically. Last week, I noticed comments from several former Christopher & Banks' Associates describing their bad job experiences. This upset me very much because I know it is untrue. May I respond to these comments?

A. It is inappropriate for you to respond to comments on behalf of Christopher & Banks. You should, however, refer your discovery of the comments on the blog to our Human Resources Department.

Q. I recently noticed that a co-worker in my department spends a lot of work time on Facebook, Pinterest and other social networking sites. In this permissible under the Company's Computer Use Policy?

A. No. Personal use of Company resources (including Internet and email) should be limited and should never interfere with job responsibilities. In the case of your co-worker, his or her use of social networking sites appears excessive and to interfere with his or her job performance. You should report the issue to your supervisor or to a Human Resources representative.

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Protecting the Company's Assets, Financial Results and Integrity

Proper Use of Company Assets and Property

Policy Overview
Company property is made available to us for our use or in order to fulfill our job responsibilities. It is the expectation and responsibility of each of us to properly use that Company property for legitimate business purposes and not for our personal benefit.

All Associates are also responsible for safeguarding Company assets. This includes not only those assets within our physical control but also the other assets located throughout the Company. Remember, these assets include cash, sales receipts, merchandise, supplies, business records, product designs and information technology.

Each Associate is responsible for protecting Company assets against loss, theft or misuse. Loss, theft and misuse of the Company's assets directly impacts CBK's profitability. Any other issues of theft, regardless of dollar amount, and any significant loss or misuse of Company assets should be reported to your manager or supervisor or to the Finance or Legal Department. Such issues involving a customer or Associate at an individual store should be reported to your manager or supervisor or to Loss Prevention.

Note: The Company has a separate policy on the proper use of the Internet, emails and personal computers made available for Associates use, entitled the Computer Use Policy. That policy is available on the Intranet at http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16. Please familiarize yourself with this policy.

Do's and Don'ts

•	When using Company assets issued to you, such as a personal computer, exercise care to keep it within your possession and control at all times.

•	Use good judgment to avoid waste or unnecessary use of Company supplies or property.

•	Do follow Company policies regarding use of Company assets.

•	Do not misappropriate assets or misuse Company property for your personal benefit or in a manner inconsistent with this Code or our Ethical Principles.

Q. What steps should I take when personal data gets stolen, lost or is disclosed in an unauthorized manner?

A. Report this immediately to your supervisor and to the Company's Vice President of Information Technology. In addition, promptly report lost or stolen laptops to the IT Department.

Draft Documents Carefully - Write Smart

Policy Overview
The pressure to meet a deadline, complete a task or share information quickly can sometimes result in hastily written communications that contain inappropriate information or comments. All Associates should take the necessary time to prepare documents and electronic communications thoughtfully and to review them thoroughly prior to distribution. These include e-mails, memos, letters, PowerPoint presentations, handwritten notes and voicemail messages.

Do's

•	Be clear, accurate and concise in your writings and other communications.

•	Stick to the facts - do not overstate or exaggerate.

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•	Remember that it is sometimes better to call or meet in person rather than to communicate in writing, particularly if you do not yet have all the facts.

Don'ts

•	Never speculate or offer an opinion regarding the legality of business conduct.

•	Avoid phrases that may be misinterpreted as inappropriate or unethical.

Electronic Mail and CBK's Technology Resources

Policy Overview
It is important to note that email systems may not always be secure and email messages may be intercepted or seen by unintended recipients. Unlike a spoken conversation, email can creates a permanent record. Any email you send may be printed by the recipient, forwarded to others and can be retained on the Company's database for a long period of time. Therefore, Associates should exercise the same care in sending an email message as they would in other business communications.

Where Associates are using technology resources provided by the Company, Associates may not download any data from the Internet that is not in the public domain or that is unprofessional, inflammatory or inappropriate for business use. For example, Associates may not use the email system or the Internet to view or exchange information which could be offensive to others (racially, sexually or otherwise) or which could constitute harassment. For more details on this topic, see the Computer Use Policy.

Do's and Don'ts

•	Do not assume that e-mails are informal. Think of email as if it were on the front page of the newspaper. Would you be embarrassed or comfortable with what you wrote being public?

•	Avoid sending e-mails when you are emotional or frustrated. Do not include subjective or speculative comments.

•	Harsh, critical comments should not be sent via email. Never write anything in an email that you would not verbalize.

•	Think about your email content. Is it appropriate?

•	Avoid the use of email to carry on a conversation.

Q. What should I consider before forwarding an internal email to someone outside of the Company?

A. Recognize that internal emails may contain confidential or sensitive information that should not leave the Company. Be careful with long email chains - there may be confidential information buried deep within the chain. Remember that emails are easily forwarded beyond the intended audience. In some situations, it may be appropriate to forward confidential information to outside parties, but always make sure an appropriate confidentiality agreement or obligation is in place.

Q. I received an email that contains a statement that could be misunderstood or viewed as improper. What should I do?

A. It is important that our written communications are accurate and leave the proper impression. If you are concerned about potential implications of an email, you should call the author and discuss your concerns. You (or the original sender) should determine if a second email clarifying the intent of the original email should be sent. Simply deleting the troublesome email is not enough. Deleted emails are usually recoverable, and it is important to correct potential misconceptions.

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Loss Prevention

Policy Overview
We all have a responsibility to protect Company assets. Theft, fraud, misuse of the Associate discount or misappropriation of the Company or customer property is a violation of this Code. In addition to violating the Code, you may also be subject to personal legal penalties if you engage in these types of behaviors. Any suspected incident should be immediately reported to the Company's Loss Prevention Specialist (mlapka@chrisoptherandbanks.com or 763-551-5060) for investigation. Please be advised that no one may sign a criminal complaint against a Store Associate on behalf of the Company without the prior written approval of the General Counsel.

Do's and Don'ts

•	Report all suspected incidents of theft, fraud or misuse to Loss Prevention or the General Counsel.

•	Do not engage in fraud, theft or misuse involving Company assets.

Conflicts of Interest

Policy Overview
In today's complicated world, it is important to recognize that personal activities or circumstances might conflict with your job or obligations to CBK. We recognize that your private life is very much your own. Still, a conflict of interest may arise if you engage in any activities or advance any personal interests at the expense of the interests of the Company.

Associates and others acting on the Company's behalf must be free from conflicts of interest that could adversely influence their judgment, objectivity or loyalty to CBK in conducting Company business. The Company recognizes that Associates may take part in legitimate financial, business, charitable and other activities outside their jobs, but any potential conflict of interest raised by those activities must be disclosed promptly to management.

A conflict of interest may also arise if you or a member of your family receives improper personal benefits as a result of your position with the Company. It is up to you to avoid situations in which your loyalty may become divided. The most common conflicts are described below to help you make informed decisions.

Supplying CBK
Generally, you are not allowed to be a supplier to CBK, represent a supplier of CBK, work for a supplier to CBK or be a member of a supplier's Board of Directors while you are an Associate. The General Counsel and Chief Executive Officer or, if it involves an executive officer or a Board member, the Board of Directors or its Governance & Nominating Committee must approve any exception to this practice. In addition, you may not accept money or benefits of any kind for any advice or services you provide to a vendor or supplier in connection with its business with CBK.

Competing Against CBK
Associates may not commercially market merchandise in competition with current or potential CBK merchandise offerings. Marketing activities are “commercial” if you receive a financial benefit of any kind.

It is your responsibility to consult with the Company's Chief Compliance Officer to determine whether your planned activity will compete with any actual or potential CBK business. This must be done before you pursue an activity that might create a conflict of interest with the Company.

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Personal Relationships
You must always discharge your job responsibilities solely on the basis of the Company's best interests, independent of any personal considerations or relationships. Sometimes, even the appearance of a conflict of interest may interfere with the business. When Associates have or develop family, personal or romantic relationships with co-workers or third parties that do business with the Company, the potential for a conflict of interest may arise, especially in cases where a manager or supervisor has such a relationship with an Associate working for the supervisor. While it is not our policy to interfere with such personal relationships, we expect our managers and supervisors to inform us when a relationship with another Associate or third party creates the potential for or the appearance of a conflict of interest.

Q. My sister recent began working for a local company that from time-to-time provides goods and services to the corporate office. Given that I am now involved in purchasing goods and services for the Company, could selecting my sister's company as our vendor create a conflict of interest?

A. Yes. You need to let your manager and the General Counsel know about your sister's affiliation with a Company vendor and receive approval to order from that company. If you don't, it might appear that your decisions to purchase supplies from this company show bias or favoritism. By disclosing your sister's role with our vendor, you ensure that the Company's reputation for fairness and objectivity remains intact.

Use of the Company's Time
You may not perform outside work or solicit outside business on Company property or while working on the Company's time. Nor are you permitted to solicit for non-Company related purposes, such as contributions, requests for signatures or memberships, in CBK's offices or stores during work time, or to use CBK equipment, telephones, electronic mail, computer equipment, copier machines and other Company materials, resources or property for any outside work. You are also not permitted to take opportunities discovered through the use of your position, corporate information or corporate property for personal gain.

Do's

•
Request management approval of outside activities, financial interests or relationships that may pose a real or potential conflict of interest. Remember that management approval is subject to ongoing review, so you need to periodically update your manager regarding your involvement.

•	Avoid actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of the Company.

•	Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.

•	Prior to serving on the board of directors of a bona fide charitable, educational or non-profit organization, you are encouraged to advise the executive in charge of your area.

•
Do disclose in writing any transaction or relationship that you believe may be considered or could appear to be a conflict of interest to an appropriate member of management and also to the Chief Compliance Officer. It is your responsibility to voluntarily do so without the need for any specific inquiry by your supervisor or Manager. When in doubt, disclose the facts and get advice before you act.

•	Report potential conflicts of interest involving others of which you may be aware.

•	Discuss, as appropriate, with customers, suppliers and others with whom we do business these limitations and expectations.

•	Do disclose to appropriate members of management any corporate opportunities of which you are aware, rather than use them for your personal benefit.

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Don'ts

•	Do not work with a business outside your Company responsibilities that is in competition with us.

•	Do not accept a gift that does not meet the standards in the Business Expense Policy.

•	Do not have a direct or indirect financial interest in or a financial relationship with a competitor, vendor or customer (except for insignificant stock interests in publicly-held companies).

•	Do not take part in any Company business decision involving a company that employs your spouse, family member or a close personal friend.

•	Do not have a second job where your other employer is a competitor, distributor, vendor or customer of CBK.

•	Do not have a second job or consulting relationship that affects your ability to satisfactorily perform your assignments.

•	Do not receive personal discounts or other benefits from vendors, service providers or customers that are not available to all CBK Associates.

Q. I am a management-level Associate and have taken a part-time job with another company that sells women's clothing. Is this permitted?

A. No, not without obtaining prior permission from your manager and the General Counsel. Having work hours outside the Company, i.e., a part-time evening job, that conflicts with your productivity or works hours at Christopher & Banks is also likely to be perceived as a potential conflict of interest.

Q. My spouse works at a company that is bidding on a contract with CBK. Although I select vendors for projects in my own department, I have no decision-making authority for the department where this company is competing on a bid. Do I need to report this as a conflict of interest?

A. Yes. Even though you might not have direct control over the outcome of the bid, the fact that your spouse has connections to the company might give the appearance of a conflict of interest and should be reported. This does not necessarily mean the company will be disqualified from making a bid but rather that we should be aware of this information when we select a vendor.

Gifts and Entertainment

Our Business Expense Policy contains specific limitations on the types of gifts and business entertainment that are acceptable. It also discusses our rules and expectations with respect to gifts from or business entertainment by us. Please review and familiarize yourself with that policy, which is available on the Intranet (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16).

Q. I've been asked to participate in a local vendor-sponsored golf event at which I will be playing with several of the vendor's employees. May I attend the event?

A. This kind of business entertainment is generally acceptable because it builds your relationship with this vendor, it is local and it is not lavish. However, before accepting, consider whether the event would influence - or appear to influence - a decision about the customer. Also, consider whether it has a business purpose, how it appears to Associates and others, and whether attendance benefits the Company. If it requires travel outside your local area, you should decline the invitation.

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Q. A vendor takes me to lunch once a year at a moderately priced restaurant for my birthday. May I accept this gift?

A. Generally, yes. This is a form of business entertainment used as a way to enhance business relationships, and the Business Expense Policy permits business entertainment of nominal value that do not exceed in scope or cost the common courtesies consistent with ethical business practices and customary local business practices.

Q. A vendor invited me to his company's annual conference for which my airfare and two nights' accommodations will be fully paid for. May I accept this invitation?

A. No. As a general rule, vendors should not pay for an Associate's airfare or hotel accommodations. In addition, the amount involved is substantial. Any Associate who is offered or who receives a gift of more than nominal value should politely refuse it or return it to the giver, explaining Christopher & Banks' policy against the acceptance of such gifts. Any appearance of possible impropriety must be avoided.

Q. A supplier has offered me four tickets to a local sporting event that they cannot use. The tickets cost $35 each. Can I accept?

A. No. Attending without the supplier does not offer the opportunity to build a legitimate business relationship and would be considered a gift and not business entertainment. The face value of the tickets exceeds our gift limitation.

Q. Can I attend the same sporting event if I attended with the vendor's employees?

A. You can attend so long as the value of the ticket is modest, there is a legitimate business relationship that will be discussed and the vendor is not currently responding to a request for proposal.

Q. A potential vendor gave each of the selection team members a gift bag that included an I-Pod Touch. Can we accept it?

A. No. The value of the gift exceeds our gift limit of $50. In addition, you should not accept such a gift from a potential vendor when involved in a purchasing decision or procurement process.

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Review of Travel and Expense Reports

Policy Overview
Please refer to the Business Expense Policy for the proper steps and documentation necessary for obtaining reimbursement of appropriate, authorized expenses incurred in connection with work for the Company. Travel and expense reports are subject to approval per your department's or division's procedures and to review by the Finance Department. Associates who fail to observe travel and expense report guidelines or falsify reports will be subject to disciplinary action.

Political Activity

Policy Overview
Although we encourage the participation of our Associates in the democratic process, the Company's political activities are strictly regulated by federal, state and local laws. The Company's resources should never be used for, or committed to, any political activity. Nor should any Associate ever be pressured to donate funds or time to a political candidate.

Do's and Don'ts

•	If you wish to engage in political activities, do so on your own personal time.

•	If involved in community or political activities, make sure you do so as an individual and not as a representative of the Company.

•	Do not use Company assets to support political activities or political campaigns.

Q. A good customer came in and said her husband is running for office and asked for a donation to the campaign. I made a $50 contribution. May I include that on my expense report and get reimbursed?

A. No. Our policy is that we will not use corporate funds for political activities and that includes reimbursing employees for personal contributions to political campaigns.

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Administration of the Code

Where Should You Report Your Concern?
You have several options. Your supervisor is a good place to start with an ethics or compliance issue. You may also get help or advice from:

•	your supervisor's Manager,

•	the head of your department, or

•	the senior executives of the Company, including the Chief Compliance Officer.

The Hotline
If you are uncomfortable about using one of the above-mentioned resources or wish to raise an issue anonymously, call the Code of Conduct Hotline at 1-888-256-4933. In addition, you can make a report electronically by going to www.ethicspoint.com and clicking on “File a Report”. The Hotline is operated 24 hours a day, 7 days a week by an independent company that reports the call to CBK.

Remember: “Do the Right Thing - Every Day”

Note: This Code and the policies discussed in it are not an employment contract. No contractual rights are created by issuing the Code or the policies it describes or references.

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